Exhibit 10.1
MANAGEMENT EQUITY AWARD AGREEMENT
(Restricted Equity Units)
     THIS MANAGEMENT EQUITY AWARD AGREEMENT (“Agreement”) is made as of August •, 2010 by and between TDS Investor (Cayman) L.P., a Cayman Islands limited partnership (the “Partnership”) and                           (“Executive”).
RECITALS
     The Partnership has adopted the TDS Investor (Cayman) L.P. Fourth Amended and Restated 2006 Interest Plan (the “Plan”), a copy of which is attached hereto as Exhibit A.
     In connection with Executive’s employment by the Partnership or one of its Subsidiaries (collectively, the “Company”), the Partnership intends concurrently herewith to grant the number of Restricted Equity Units (as defined below) set forth on the signature page hereto.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1
DEFINITIONS
     1.1. Definitions. Except as expressly provided for herein, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement. In addition to the terms defined in the Partnership Agreement, the terms below shall have the following respective meanings:
     “Agreement” has the meaning specified in the Introduction.
     “Board” means the board of directors of the General Partner (or, if applicable, any committee of the Board).
     “Cause” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Executive’s failure substantially to perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from any Company by Executive of such failure; provided that it is understood that this clause (A) shall not apply if a Company terminates Executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of Executive’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Executive’s duties to the Company, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its Affiliates, or (E) Executive’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement.
     “Company” has the meaning specified in the Recitals.
     “Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Constructive Termination” means (A) any material reduction in Executive’s base salary or annual bonus opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of the Company or its affiliates to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company’s receipt of written notice from Executive describing the event constituting a Constructive Termination, (C) a material and sustained diminution to Executive’s duties and responsibilities as of the date of this Agreement or (D) the primary business office for Executive being relocated by more than 50 miles; provided that any of the events described in clauses (A)-(D) of this definition of “Constructive Termination” shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence thereof or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.
     “Disability” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Disability” shall mean Executive shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Executive’s duties under Executive’s employment. Any question as to the existence of the Disability of Executive as to which Executive and the Partnership cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Partnership. If Executive and the Partnership cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Partnership and Executive shall be final and conclusive for all purposes of this Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.
     “Effective Date” means the date hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Executive” has the meaning specified in the Introduction.

     “Other Documents” means the Partnership Agreement, any other management equity award agreement between Executive and the Partnership and any employment agreement by and between Executive and any Partnership, in each case as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.
     “Partnership” has the meaning specified in the Introduction.
     “Partnership Agreement” shall mean the Agreement of Limited Partnership, as amended, modified or supplemented from time to time, of the Partnership.
     “Retirement” shall mean the retirement of the Executive from employment with the Company at or beyond the age at which Executive is entitled to retire under the terms of Executive’s contract of employment or earlier with the consent of the Company provided that the Company shall not withhold its consent on the basis of Executive’s age.
     “Travelport EBITDA” means the earnings before interest, taxes, depreciation and amortization of Travelport, as determined by Travelport’s Board of Directors.
     “Unvested Restricted Equity Units” means Restricted Equity Units held by Executive that are subject to any vesting, forfeiture or similar arrangement under this Agreement.
     “Vested Restricted Equity Units” means Restricted Equity Units held by Executive that are no longer subject to any vesting, forfeiture or similar arrangement under this Agreement.
SECTION 2
GRANT OF RESTRICTED EQUITY UNITS
     2.1. Restricted Equity Units. Subject to the terms and conditions hereof, the Partnership hereby grants Executive                          Restricted Equity Units as is set forth on the signature page to this Agreement and Executive accepts such Restricted Equity Units from the Partnership. Each “Restricted Equity Unit” represents the right to receive from the Partnership, on the terms and conditions (and at the times) set forth in this Agreement (including Section 3.3), one Class A-2 Interest with a hypothetical capital contribution equal to, on the date hereof, $1 per Class A-2 Interest (but subject to adjustment pursuant to Section 4.3). The terms of Class A-2 Interests are set forth in, and governed by, the Partnership Agreement and Executive shall have no rights in respect of such Class A-2 Interests until the Company delivers such Class A-2 Interests pursuant to the terms hereof and Executive becomes a Class A-2 Limited Partner pursuant to the Partnership Agreement.
SECTION 3
VESTING, TRANSFER PROHIBITED, DELIVERY AND TERMINATION
     3.1. Vesting Schedule.

          (a) The Restricted Equity Units granted to Executive under this Agreement shall be eligible for vesting over a four calendar year period beginning on January 1, 2010, with 25% of the total number of Restricted Equity Units (i.e.,                           Restricted Equity Units) eligible for vesting on August 1, 2011, August 1, 2012, August 1, 2013 and August 1, 2014 based on performance for each of the calendar years from 2010 through 2013, inclusive. The Restricted Equity Units eligible for vesting for a particular calendar year shall each be referred to as a “Tranche.”
          (b) Vesting for each Tranche will be based upon the Travelport EBITDA, cash flow and/or other financial targets established and defined by the Board, in good faith, during that calendar year (for each year, individually, an “Annual Goal,” and collectively, the “Annual Goals”), which shall be established no later than April 30 of each calendar year (August 31 for 2010). For each Tranche the Board will establish Threshold, Target and Stretch levels for each Annual Goal and the percentage weighting for each Annual Goal (e.g., 50%) (the “Weight”). After approval by the Board, such Annual Goals, the Weight for each Annual Goal and the Threshold, Target and Stretch levels for each Annual Goal for that Tranche shall be communicated in writing to Executive.
          (c) Subject to Executive’s continuous active employment (which shall not include employment after the Executive has either given or received notice of termination of employment) with the Company through the August 1 immediately following the applicable calendar year (each, a “Vesting Date”), a percentage of the Restricted Equity Units for that Tranche shall vest prorata based upon the achievement of Travelport Limited (“Travelport”) as compared to each Annual Goal and the Weight assigned to each Annual Goal established by the Board as follows for each applicable calendar year:
          (i) if the Annual Goal result is at Stretch level, 100% of the Restricted Equity Units shall vest; or
          (ii) if the Annual Goal result is at Target level, 67% of the Restricted Equity Units shall vest; or
          (iii) if the Annual Goal result is at Threshold level, 33% of the Restricted Equity Units shall vest; or
          (iv) if the Annual Goal result is between Threshold and Target levels, the percentage of Restricted Equity Units that shall vest will be based on the interpolation between the percentage that would have vested at Threshold (33%) and the percentage that would have vested at Target (67%), with the vesting percentage rounded to the nearest whole percentage point; or
          (v) if the Annual Goal result is between Target and Stretch levels, the percentage of Restricted Equity Units that shall vest will be based on the interpolation between the percentage that would have vested at Target (67%) and the percentage that would have vested at Stretch (100%), with the vesting percentage rounded to the nearest whole percentage point; or

          (vi) if the Annual Goal result is below Threshold level, the Restricted Equity Units for that Annual Goal based on the Weight shall not vest, but the Restricted Equity Units for other Annual Goals shall still be eligible for vesting based upon this Section 3.1(c).
For example, if a Tranche is 100 Restricted Equity Units, the Annual Goals for that Tranche are EBITDA and revenue, and the Weight for EBITDA and revenue is 50% each, then 50 Restricted Equity Units are eligible to vest based on Travelport’s achievement of EBITDA as compared with the Threshold, Target and Stretch levels for that calendar year and 50 Restricted Equity Units are eligible to vest based on Travelport’s achievement of revenue as compared with the Threshold, Target and Stretch levels for that calendar year. The number of Restricted Equity Units, if any, that will vest (subject to the other conditions of this Agreement, including without limitation continued employment through the Vesting Date) on each August 1 shall be determined on the date on which Travelport’s annual financial statements are certified by Travelport’s Chief Financial Officer and Chief Accounting Officer, and which date shall be no later than March 31 following the applicable calendar year. The number of Restricted Equity Units that vest for a particular calendar year shall be rounded to the nearest number of whole units.
          (d) For each calendar year’s Tranche of Restricted Equity Units, the number of Restricted Equity Units that do not vest based on Section 3.1(c)(ii)— (vi) shall remain eligible for vesting based upon the Travelport EBITDA, cash flow and/or other financial targets for any other performance period(s) that may, in its sole and complete discretion, be established and defined by the Board in good faith (“the Catch-Up Goals”). Such Catch-Up Goals may be established by the Board at multiple times on or before December 31, 2013. The number of Restricted Equity Units, if any, that vest on each August 1 (beginning on August 1, 2012) based on the achievement of Travelport’s results as compared with the Catch-Up Goals shall determined on the date on which Travelport’s annual financial statements for prior calendar year are certified by Travelport’s Chief Financial Officer and Chief Accounting Officer, and which date shall be no later than March 31. The number of Restricted Equity Units that vest based on the Catch-Up Goals shall be rounded to the nearest number of whole units. All Restricted Equity Units that have not vested on August 2, 2014 shall be forfeited.
          (e) Notwithstanding the foregoing in the event that:
          (i) a Change in Control (as defined in the                      2010 Contract of Employment between Executive and Travelport International Limited, as amended and/or restated from time to time) occurs following a Qualified Public Offering and at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested in the unvested Restricted Equity Units at Target (including, for the avoidance of doubt, any Restricted Equity Units that remain unvested due to the failure in any prior calendar year(s) to achieve the Annual Goals at Target) immediately prior to such Change of Control (and such Restricted Equity Units shall automatically convert to Vested Restricted Equity Units hereunder) and any Restricted Equity Units that remain unvested after such conversion shall be forfeited;

          (ii) Executive’s employment with the Company is terminated by the Company other than for Cause, by Executive as the result of a Constructive Termination, or as a result of death or Disability, Executive shall be deemed to have vested in the unvested Restricted Equity Units that would have vested (and such Restricted Equity Units shall be treated as Vested Restricted Equity Units hereunder) assuming (1) that Executive’s employment continued for eighteen (18) months following the termination of Executive’s employment (“Accelerated Vesting Date”), (2) that the award vests ratably on a monthly basis beginning on the prior Vesting Date through the Accelerated Vesting Date over the remainder of the performance period that ends on December 31, 2013, and (3) performance at Target. For example, if Executive was terminated without Cause on September 1, 2010, then Executive will receive 26/48ths vesting of all unvested Restricted Equity Units as of the termination date at Target. Any Restricted Equity Units that remain unvested after the application of this Section 3(e)(ii) shall be forfeited; and
          (iii) Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(e)(ii), Executive shall have no right to further vesting of the Restricted Equity Units that are Unvested Restricted Equity Units (and such Restricted Equity Units shall be forfeited on such termination of employment).
     3.2. Transfer Prohibited. Executive may not sell, assign, transfer, pledge or otherwise encumber (or make any other Disposition of) any Restricted Equity Units, except upon the death of Executive. Upon any attempted Disposition in violation of this Section 3.2, the Restricted Equity Units shall immediately become null and void.
     3.3. Delivery of Class A-2 Interests.
No Class A-2 Interest covered by a Restricted Equity Unit shall be delivered to Executive until the Restricted Equity Unit becomes a Vested Restricted Equity Unit. Vested Restricted Equity Units shall be delivered within 30 days of the vesting date, or if later, upon each of the following conditions precedent to delivery of such Class A-2 Interest having been satisfied in full (provided such conditions must be satisfied, and the Class A-2 Interest delivered, not later than March 15 of the year following the year of vesting):
          (i) Executive shall have paid to the Company such amount as may be requested by the Partnership for purposes of remitting any income tax or other taxes required by law to be withheld with respect to the delivery of the Restricted Equity Units (provided that this condition may be satisfied if the Company withholds Class A-2 Interests to cover such required withholding amounts).
          (ii) Executive (or Executive’s executors or beneficiaries) and, if applicable, the spouse of Executive (or Executive’s executors or beneficiaries) shall have executed and delivered to the Partnership an Addendum Agreement pursuant to which Executive (or Executive’s executors or beneficiaries ) shall have become a party to the Partnership Agreement and a Class A-2 Limited Partner.
     3.4. Termination of Restricted Equity Units.

Subject to Section 3.1, Unvested Restricted Equity Units shall be canceled if Executive’s employment with the Company is terminated for any reason (including death or Disability).
     3.5. Partnership Agreement; Call Rights. Executive acknowledges receipt of a copy of the Partnership Agreement and represents that Executive understands that (i) the terms of Class A-2 Interests are set forth in, and governed by, the Partnership Agreement, (ii) Executive shall have no rights in respect of such Class A-2 Interests (including any right to receive distributions under the Partnership Agreement) until the Company delivers such Class A-2 Interests pursuant to the terms hereof and Executive becomes a Class A-2 Limited Partner pursuant to the Partnership Agreement and (iii) the Partnership Agreement may be amended or modified from time to time prior to Executive becoming a party thereto pursuant to the terms of the Partnership Agreement. Notwithstanding the foregoing or anything to the contrary in the Partnership Agreement, Class A-2 Interests delivered pursuant to a Restricted Equity Unit granted pursuant to this Agreement shall not, until the earlier of (a) the end of the Restricted Period (as defined below) or (b) the breach of any covenant contained in Section 5 of this Agreement (the “No-Call Period”), be (i) forfeitable pursuant to Article XII of the Partnership Agreement or (ii) subject to the mandatory purchase provisions of Article XII of the Partnership Agreement; provided that, in each case, any time periods contained in the Partnership Agreement that would otherwise have lapsed during the No-Call Period shall not begin to run until after the expiration of such No-Call Period (or, if later, the date on which the Partnership has actual knowledge of the expiration of such No-Call Period).
SECTION 4
DISTRIBUTION EQUIVALENT RIGHTS
     4.1. Payments and Allocations upon Distributions. If on any date while Restricted Equity Units are outstanding hereunder, the Partnership shall make any distribution to holders of Class A Interests pursuant to Article VIII of the Partnership Agreement, the Partnership shall cause the Company to allocate to a notional account for Executive (the “Notional Account”) an amount, in respect of each Unvested Restricted Equity Unit, equal to the amount that would have been payable in respect of the Class A-2 Interest underlying such Unvested Restricted Equity Unit if it were issued and outstanding on the date of such distribution.
     4.2. Additional Payments upon Vesting. On any date that any Unvested Restricted Equity Units become Vested Restricted Equity Units, Executive shall be entitled to receive an amount (such amount, the “Unvested Distribution Equivalent Payment” equal to the product of (x) all amounts then credited to Executive’s Notional Account multiplied by (y) a fraction, the numerator of which shall be the number of Restricted Equity Units that became Vested Restricted Equity Units on such date and denominator of which shall be the total number of Unvested Restricted Equity Units immediately prior to such date. Upon payment of any Unvested Distribution Equivalent Payment, the amount credited to the Notional Account shall be reduced thereby.
     4.3. Adjustments to Hypothetical Capital Contribution. Upon payment of any Unvested Distribution Equivalent Payment, the hypothetical Capital Contribution associated with Class A-2 Interests issued pursuant to the Restricted Equity Units shall be reduced by such

Distribution Equivalent Payment (until such hypothetical amount shall equal zero, at which point it shall not be further reduced).
     4.4. Withholding. The Partnership and the Company shall have the right and is hereby authorised to withhold from any Distribution Equivalent Payment the amount of any applicable withholding taxes in respect of such payment and to take such action as may be necessary in the opinion of the Partnership or the Company to satisfy all obligations for the payment of such taxes.
SECTION 5
NON-COMPETITION AND CONFIDENTIALITY
     5.1. Non-Competition.
          (a) From the date hereof while employed by the Company and for a two-year period following the date Executive ceases to be employed by the Company (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Executive shall not use his status or former status with any Company or any of its Affiliates (and in the case of former status, for the direct or indirect benefit of any Competitor) to obtain loans, goods or services from another organization on terms that would not be available to him or any Competitor in the absence of his relationship or prior relationship to the Company or any of its Affiliates.
          (b) During the Restricted Period, Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or any of its Affiliates or in any way injuring the interests of the Company or any of its Affiliates and the Company and its Affiliates shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Executive; provided however, that, subject to Section 5.2, nothing herein shall preclude the Company and its Affiliates or Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company and its Affiliates from disclosing the fact of any termination of Executive’s employment or the circumstances for such a termination. For purposes of this Section 5.1, the term “Competitor” means any enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity either (x) in which the Executive was involved as an employee of the Company or any of its Affiliates to a material extent in the 12 month period preceding the date upon which the Executive ceased to be employed by the Company or (y) in relation to which the Executive holds Confidential Information (as defined in Section 5.2(a)) and in either case which competes with the businesses conducted during or at the termination of Executive’s employment, or then proposed to be conducted, by the Company and its Affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company. During the Restricted Period, Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise) or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time after the end of the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Executive acknowledges that the Company’s and its Affiliates businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United Kingdom, the United States and the world (subject to the definition of “Competitor”).
          (c) During the Restricted Period, Executive, without express prior written approval from the Board, shall not solicit (whether directly or indirectly) on his own account or on behalf of any Competitor any Clients of the Company or any of its Affiliates or discuss with any employee of the Company or any of its Affiliates information or operations of any business intended to compete with the Company or any of its Affiliates. For the purposes of Section 5.1(c) and 5.1(d), “Client” shall mean any person, firm, company, organization, or enterprise (A) who or which in the 12 month period preceding the date upon which the Executive ceased to be employed by the Company was provided with products or services by the Company or any of its Affiliates or (B) to or with whom in the 12 month period preceding the date upon which the Executive ceased to be employed by the Company, the Company or any of its Affiliates submitted a tender or a proposal, undertook or made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of products or services or (C) in relation to whom the Executive holds Confidential Information (as defined in Section 5.2(a)).
          (d) During the Restricted Period, Executive, without prior express written approval from the Board, shall not (whether directly or indirectly) on his own account or on behalf of any Competitor deal with any Client.
          (e) During the Restricted Period, Executive shall not (whether directly or indirectly) interfere with the employees or affairs of the Company or any of its Affiliates or solicit or induce any person who is a Key Person to terminate any relationship such person may have with the Company or any of its Affiliates, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any Person with which Executive may be Affiliated, to engage, employ or compensate, any Key Person. For the purposes of this Section 5.1(e), “Key Person” means any person who at the date upon which the Executive ceased to be employed by the Company, or at any point in the preceding 12 month period, (A) was an employee of the Company or any of its Affiliates classified by the Company as Band 9 or above (or equivalent), or (B) who reported directly to the Executive, or (C) with whom the Executive had material dealings.
          (f) During the Restricted Period, Executive, without prior written approval from the Board, shall not (whether directly or indirectly) on his own account or on behalf of any Competitor induce, solicit or entice to try to induce, solicit or entice any Supplier to cease conducting business with the Company or any of its Affiliates or reduce the amount of business conducted with the Company or any of its Affiliates or to adversely vary the terms upon which any business is conducted with the Company or any of its Affiliates. For the purposes of this Section 5.1(f), “Supplier” shall mean any person, firm, company, organization or enterprise who or which at any time in the 12 month period preceding the date upon which the Executive ceased to be employed by the Company (A) supplied products or services (other than utilities or products or services provided for routine administrative purposes) to the Company or any of its Affiliates or (B) was negotiating with or had pitched to the Company or any of its Affiliates to supply goods or services (other than utilities or products or services provided for routine administrative purposes) to the Company or any of its Affiliates.
          (g) For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.
          (h) The period of time during which the provisions of this Section 5.1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
          (i) Executive agrees that the restrictions contained in this Section 5.1 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement. The Executive further agrees that the restrictions contained in this Section 5.1 constitute entirely separate, severable and independent restrictions.
          (j) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 5.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     5.2. Confidentiality.
          (a) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company or its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
          (b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.
          (c) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates); provided that Executive may disclose to any prospective future employer the provisions of Section 5 of this Agreement provided they agree to maintain the confidentiality of such terms.
          (d) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its Affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

5.3. Intellectual Property.
          (a) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

          (b) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
          (c) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.
          (d) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
          (e) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including the Travelport Code of Business Conduct & Ethics and other Company policies regarding the protection of confidential information (including without limitation information security and customer data), intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
     5.4. Specific Performance. Executive acknowledges and agrees that the Partnership’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and the Partnership would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnership, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 5.
     5.5. Survival. The provisions of this Section 5 shall survive the termination of Executive’s employment for any reason.
SECTION 6
MISCELLANEOUS
     6.1. Tax Issues. THE ISSUANCE OF THE RESTRICTED EQUITY UNITS TO EXECUTIVE AND/OR THE DELIVERY OF THE CLASS A-2 INTERESTS PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS. EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO EXECUTIVE REGARDING THE TAX CONSEQUENCES OF EXECUTIVE’S RECEIPT OF THE RESTRICTED EQUITY UNITS AND/OR CLASS A-2 INTERESTS OR THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE RESTRICTED EQUITY UNITS AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY EXECUTIVE IN CONNECTION WITH THE RESTRICTED EQUITY UNITS.
     6.2. Legal Entitlement.
          (a) The Plan shall not form part of Executive’s employment contract. The rights and obligations of Executive under the terms and conditions of his office or employment with the Company are not affected by his participation in the Plan or any right he may have to participate in the Plan and nothing in the Plan, or in any instrument executed pursuant to it, shall confer on any person any right to continue in office or employment. Any person who ceases to be an officer or employee with the Company as a result of the termination of his employment for any reason and however the termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any grant of Restricted Equity Units, the Plan or any instrument executed pursuant to it.
          (b) Nothing in the Plan shall be deemed to give (i) any Executive any right to participate in the Plan or (ii) any Executive any right to receive further grants of Restricted Equity Units under the Plan.
     6.3. Employment of Executive. Executive acknowledges that he is employed by the Partnership or its Affiliates subject to the terms of his employment agreement with the

Partnership (if any). Any change of Executive’s duties as an employee of the Company shall not result in a modification of the terms of this Agreement.
     6.4. Equitable Adjustments. Notwithstanding any other provisions in this Agreement, the Partnership Agreement or the Plan to the contrary, in the event of any change in the outstanding Interests after the date hereof by reason of any equity dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Interests or other corporate exchange, or any distribution to Partners of equity or cash (other than regular cash distributions) or any transaction similar to the foregoing (regardless of whether outstanding Interests are changed) (collectively, “Adjustment Events”), the General Partner in its sole discretion and without liability to any Person shall make such substitution or adjustment, if any, as it deems to be equitable (taking into consideration such matters, without limitation, as relative value of each class of Interests and the Restricted Equity Units, status of vesting and the nature of the Adjustment Event and its impact on the Interests and the Restricted Equity Units) to the Management Limited Partners as a group, as to (i) the number or kind of Interests or other securities issued or reserved for issuance under the Partnership Agreement in respect of Restricted Equity Units, (ii) the vesting terms under this Agreement, (iii) the distribution priorities contained in the Partnership Agreement and/or (iv) any other affected terms hereunder.
     6.5. Calculation of Benefits. Neither the Restricted Equity Units nor the Class A-2 Interests shall be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation.
     6.6. Setoff. The Partnership’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder and under the Partnership Agreement shall be subject to set off, counterclaim or recoupment of amounts owed by such Executive (or any Affiliate of such Executive (or any of its Relatives) that is Controlled by such Executive (or any of its Relatives)) to the Partnership or its Affiliates (including without limitation amounts owed pursuant to the Partnership Agreement).
     6.7. Remedies.
          (a) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.
          (b) Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

     6.8. Waivers and Amendments. The respective rights and obligations of the Partnership and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorised representative of the Partnership and Executive.
     6.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     6.10. CONSENT TO JURISDICTION.
          (a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 6.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.
          (b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 6.14 OF THIS AGREEMENT.
     6.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     6.12. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     6.13. Entire Agreement. This Agreement and the Other Documents constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other prior agreements, whether oral or written, with respect thereto, except as provided herein. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding grants of equity, equity-based or equity-related rights or instruments in any Company (including, for the avoidance of doubt, any rights promised by Cendant Corporation or its Affiliates in respect of any Company), except other agreements with respect to limited partnership interests in the Partnership (and, for the avoidance of doubt, any awards under the Travelport Limited Restricted Cash Award Program).
     6.14. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 6.14), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service), as set forth below:
          If to the Partnership or the Company, addressed to:
TDS Investor (Cayman) L.P.
c/o Travelport Inc.
405 Lexington Avenue, 57th Floor
New York, NY 10174
Attention: General Counsel
Fax: (212) 915-9169
     If to Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Partnership’s records.
Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
     6.15. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.
     6.16. Agreement Subject to Partnership Agreement and Plan. By entering into this Agreement, Executive agrees and acknowledges that Executive has received and read a copy of the Partnership Agreement and the Plan and that the Restricted Equity Units are subject to the Partnership Agreement and the Plan. The terms and provisions of the Partnership Agreement and the Plan as may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Partnership Agreement or the Plan, the applicable terms and provisions of the Partnership Agreement or the Plan will govern and prevail.
     6.17. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
          (a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          (c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
          (d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
          (e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

     IN WITNESS WHEREOF, the Partnership and Executive have executed this Agreement as of the day and year first written above.

COMPANY: TDS Investor (Cayman) L.P.
By:	TDS Investor (Cayman) GP Ltd.,
its general partner

By:
Name:
Title:

EXECUTIVE:

Address:

Telephone No.

Fax No.

WWID:

Number of Restricted Equity Units: